PRESS RELEASE
- For Immediate Release -

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                                   Announces
                         15% Increase in Third Quarter
                    Funds from Operations Per Common Share

     October 31, 1996 -- Security Capital Atlantic Incorporated (ATLANTIC) (New York Stock Exchange Symbol: SCA) reported that for the third quarter ended September 30, 1996, ATLANTIC generated Funds From Operations (FFO) of $15,010,000 or $0.46 per share, compared to $9,384,000 or $0.40 per share for the same quarter of 1995, representing an increase in FFO per share of 15%. Total revenues for the third quarter of 1996 were $36,091,000, compared to $27,033,000 for the same quarter of 1995.

     Constance B. Moore, Co-Chairman and Chief Operating Officer, attributed the quarter's strong performance to the strength of ATLANTIC's southeastern target market and improved operating efficiencies at the property level. ATLANTIC's multifamily properties that were fully operational throughout both quarters realized a 4.02% increase in collected revenues in the third quarter of 1996, compared to the same period in 1995. Average occupancy for these properties during the third quarter was 95.6%. For ATLANTIC's properties that were fully operational throughout the first nine months of 1996 and 1995, net operating income (NOI) increased 6.78%. ATLANTIC continues to focus on reducing resident turnover and turnover-related expenses. Turnover in the first nine months of the year was 61.7%, an 8.4% drop from the same period in 1995.

     ATLANTIC's 15% increase in per share FFO was driven by the strong NOI growth from the same-store portfolio, which contributed 37% of the FFO growth, and the positive impact of the acquisitions completed since the third quarter of 1995, which contributed another 42% of the FFO growth. While ATLANTIC's development activity continues to be dilutive relative to acquisition alternatives in the short-term, the stabilization of new developments, which contributed the remaining 21% of FFO growth, is expected to add significantly to ATLANTIC's long-term performance. The contribution to FFO growth from developments occurred even though ATLANTIC had an average of $196.2 million of assets under development or in lease-up during 1996, which resulted in dilution of approximately $.07 per share for the first nine months of 1996.

     James C. Potts, Co-Chairman and Chief Investment Officer, said ATLANTIC continues to take advantage of investment opportunities throughout its target market. During the third quarter, ATLANTIC acquired two properties totaling 444 units with a total expected investment of $24.8 million, bringing total year-to-date acquisitions to 1,752 units at a total expected investment of $91.8 million. ATLANTIC's primary focus going forward will be the development of new moderate income multifamily communities. In the third quarter, ATLANTIC started construction on a 312-unit development in Richmond at a total expected investment of $19.7 million. Including this development, ATLANTIC currently has $280.0 million of assets under construction representing 4,632 units.

     In addition, ATLANTIC is implementing an asset optimization strategy which allows the company to dispose of assets that are no longer consistent with its long-term investment objectives and redeploy the proceeds through tax-deferred exchanges into target market cities with optimal growth potential. During 1996, ATLANTIC completed the disposition of three properties with an aggregate gain of $2.3 million on proceeds of $37.2 million. The proceeds have been redeployed into moderate income multifamily communities which management believes will have stronger prospects for long-term growth.

     The spin-off of Homestead Village(R) properties to a newly formed company, Homestead Village Incorporated (Homestead) was completed on October 17, 1996. ATLANTIC will own 15.35% of Homestead through its funding of convertible mortgage notes on certain Homestead assets. Ms. Moore said, "We expect ATLANTIC's ownership position in Homestead to create significant incremental value for our shareholders." All Homestead common stock and warrants to acquire additional common shares which ATLANTIC received in the transaction will be distributed November 12, 1996, to ATLANTIC shareholders of record on October 29, 1996. Each ATLANTIC shareholder will receive 11.0875 shares of Homestead common stock and 7.4384 Homestead warrants per 100 shares of ATLANTIC stock, plus cash for fractional shares and warrants. Homestead stock commenced trading on the American Stock Exchange on October 31, 1996.

     ATLANTIC also announced the successful completion of its initial public offering (IPO) which closed on October 18, 1996. ATLANTIC raised net proceeds of $110.3 million from the sale of 4,940,000 common shares at a price of $24 per share, including the underwriters' overallotment of 590,000 shares. The proceeds from the offering were used to repay borrowings under ATLANTIC's $350 million revolving line of credit. ATLANTIC has 37,891,580 total shares outstanding after the offering.

     ATLANTIC's Board of Directors previously declared a regular dividend of $0.39 per share, payable on December 16, 1996, to shareholders of record on December 2, 1996.

     ATLANTIC is focused on becoming the preeminent real estate operating company for the development, acquisition, operation and long-term ownership of multifamily properties in the growth markets of the southeastern United States. ATLANTIC's primary objective is generating long-term, sustainable growth in per share cash flow. As of September 30, 1996, ATLANTIC's portfolio, included 17,672 operating units, 5,686 units under construction and an estimated 4,701 units in planning. Of those totals, 137 operating units, 1,054 units under construction and 2,324 units in planning are Homestead Village(R) units which have been spun off to the new company since the end of the third quarter.

FOR MORE INFORMATION CONTACT:              K. Scott Canon
                                           (800) 820-0181
                                                  or
                                           Gerard De Gunzburg
                                           (212) 838-9292

A copy of ATLANTIC's Third Quarter Supplemental Information is available by request at (800) 820-0181.

                          [LOGO OF SECURITY CAPITAL]

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                           SUPPLEMENTAL INFORMATION

                              THIRD QUARTER 1996

                                                                        Page
                                                                        ----

Financial Highlights..................................................     1

Statements of Funds From Operations...................................     2

Statements of Earnings................................................     3

Balance Sheets........................................................     4

Components of Growth in ATLANTIC Funds From Operations................     5

ATLANTIC Multifamily Portfolio Composition............................     6

Same Store Analysis...................................................     7a

1/1/95 Same Store Investment and Total ATLANTIC Investment By Market..     7b

Garden Style Apartment Investment Summary.............................     8

Pro Forma Funds From Operations Relating to Homestead Village(R) Spin-off  9a

Other Selected Pro Forma Financial Information Relating to the Homestead
 Village(R) Spin-off..................................................     9b

      Information included in this supplemental information is unaudited.

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated

                              Third Quarter 1996

                             Financial Highlights

              (in thousands, except per share amounts and ratios)

                                                              Three Months Ended                 Nine Months Ended
                                                                September 30,                      September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                          1996       1995     % Change      1996         1995      % Change
===========================================================================================================================
Operating Performance
  Rental Revenues                                        $35,959    $26,969    33.33%    $   99,644    $ 74,251     34.20%
  Net Operating Income (1)                               $21,616    $15,922    35.76%    $   60,007    $ 44,592     34.57%

  Funds From Operations                                  $15,010    $ 9,384    59.95%    $   40,342    $ 25,874     55.92%
  Funds From Operations Per Share (2)                    $  0.46    $  0.40    15.00%    $     1.33    $   1.22      9.02%

  Distributions Paid Per Share                           $  0.42    $  0.40     5.00%    $     1.26    $   1.20      5.00%


                                                                                                As of September 30,
                                                                                         ----------------------------------
                                                                                            1996         1995      % Change
                                                                                         ==================================
Assets
  Real Estate Investments Before Depreciation                                            $1,083,742    $827,307     31.00%
  Total Assets                                                                           $1,085,471    $829,132     30.92%


Capitalization
  Total Long Term Debt                                                                   $  150,219    $110,726     35.67%
  Total Debt                                                                             $  384,219    $338,726     13.43%

  Total Long Term Undepreciated Book Capitalization                                      $  837,401    $591,428     41.59%
  Total Undepreciated Book Capitalization                                                $1,071,401    $819,428     30.75%

  Total Long Term Debt/Total Long Term Undepreciated Book Capitalization                     17.94%      18.72%     -4.17%
  Total Debt/Total Undepreciated Book Capitalization                                         35.86%      41.34%    -13.26%

  Total Shares Outstanding at Quarter End                                                    32,952      23,339     41.19%
  Price at Quarter End (3)                                                               $    23.00    $  22.00      4.55%
  Equity Market Capitalization at Quarter End                                            $  757,886    $513,465     47.60%

DEFINITIONS (share and per share amounts are not in thousands)

(1) Net Operating Income is total rental revenues less property operating expenses (excluding depreciation and interest expense).

(2) Per share amounts are calculated based on weighted average shares outstanding.

(3) Price at the end of the quarter represents the last private offering sales price. On October 18, 1996, ATLANTIC closed its Initial Public Offering of 4,940,000 shares at $24.00 per share.

                        Supplemental Information Page 1

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated

                              Third Quarter 1996

                      Statements of Funds From Operations

                    (in thousands except per share amounts)

                                                               Three Months Ended    Nine Months Ended
                                                                 September 30,         September 30,
-------------------------------------------------------------------------------------------------------
                                                                1996       1995       1996       1995
=======================================================================================================
Revenues:
  Rental Income                                                $35,959    $26,969    $99,644    $74,251
  Other Interest Income                                            132         64        308        160
-------------------------------------------------------------------------------------------------------
                                                               $36,091    $27,033    $99,952    $74,411
-------------------------------------------------------------------------------------------------------

Expenses:
  Rental Expenses, excluding real estate taxes                 $11,320    $ 8,346    $30,528    $22,134
  Real Estate Taxes                                              3,023      2,701      9,109      7,525
  Interest                                                       3,718      4,463     11,824     13,287
  General and Administrative, including REIT management fee      2,918      2,106      7,969      5,539
  Other                                                            102         33        180         52
-------------------------------------------------------------------------------------------------------
                                                               $21,081    $17,649    $59,610    $48,537
-------------------------------------------------------------------------------------------------------
Funds From Operations                                          $15,010    $ 9,384    $40,342    $25,874
=======================================================================================================
Weighted Average Shares Outstanding                             32,952     23,340     30,384     21,200
=======================================================================================================
Per Share Amounts:
Funds From Operations Per Share (1)                            $  0.46    $  0.40    $  1.33    $  1.22
-------------------------------------------------------------------------------------------------------

    Pro Forma Adjustments to Funds From Operations Assuming the Spin-Off of
              Homestead Village Assets as of January 1, 1995 (2)

                                                               Three Months Ended    Nine Months Ended
                                                                 September 30,         September 30,
-------------------------------------------------------------------------------------------------------
                                                                1996       1995       1996       1995
=======================================================================================================
Pro Forma Per Share Adjustment                                 $ (0.03)   $ (0.03)   $ (0.08)   $ (0.10)

Pro Forma Funds From Operations Per Share                      $  0.43    $  0.37    $  1.25    $  1.12
-------------------------------------------------------------------------------------------------------

DEFINITIONS

(1) Funds from operations per share calculated from weighted average shares outstanding.

(2) See pages 9a and 9b for detail.

                        Supplemental Information Page 2

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated

                              Third Quarter 1996

                            Statements of Earnings

                    (in thousands except per share amounts)

                                                               Three Months Ended    Nine Months Ended
                                                                 September 30,         September 30,
-------------------------------------------------------------------------------------------------------
                                                                1996       1995       1996       1995
=======================================================================================================
Revenues:
  Rental Income                                                $35,959    $26,969    $99,644    $74,251
  Other Interest Income                                            132         64        308        160
-------------------------------------------------------------------------------------------------------
                                                               $36,091    $27,033    $99,952    $74,411
-------------------------------------------------------------------------------------------------------

Expenses:
  Rental Expenses, excluding real estate taxes                 $11,320    $ 8,346    $30,528    $22,134
  Real Estate Taxes                                              3,023      2,701      9,109      7,525
  Depreciation                                                   5,472      4,051     15,069     11,410
  Interest                                                       3,718      4,463     11,824     13,287
  General and Administrative, including REIT management fee      2,918      2,106      7,969      5,539
  Other                                                            102         33        180         52
-------------------------------------------------------------------------------------------------------
                                                               $26,553    $21,700    $74,679    $59,947
-------------------------------------------------------------------------------------------------------
Earnings From Operations                                       $ 9,538    $ 5,333    $25,273    $14,464
Gain on Disposition of Investments                               1,593         --      2,255         --
-------------------------------------------------------------------------------------------------------
Net Earnings                                                   $11,131    $ 5,333    $27,528    $14,464
=======================================================================================================
Weighted Average Shares Outstanding                             32,952     23,340     30,384     21,200
=======================================================================================================
Per Share Amounts:

Earnings Per Share                                             $  0.34    $  0.23    $  0.91    $  0.68
=======================================================================================================

Distributions Paid Per Share                                   $  0.42    $  0.40    $  1.26    $  1.20
-------------------------------------------------------------------------------------------------------

                        Supplemental Information Page 3

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated

                              Third Quarter 1996

                                Balance Sheets

                    (in thousands except per share amounts)

                                                              September 30,          December 31,
-------------------------------------------------------------------------------------------------
Assets                                                      1996           1995          1995
=================================================================================================
  Real Estate                                            $1,083,742      $827,307      $888,928
  Less:  Accumulated Depreciation                            36,884        20,206        23,561
  ---------------------------------------------------------------------------------------------
    Net Investments in Real Estate                        1,046,858       807,101       865,367

  Cash and Cash Equivalents - Unrestricted                    5,430         7,810         6,494
  Cash and Cash Equivalents - Restricted Tax-Deferred
    Exchange Proceeds                                        12,325            --            --
  Other Assets                                               20,858        14,221        13,963
  ---------------------------------------------------------------------------------------------
    Total Assets                                         $1,085,471      $829,132      $885,824
  =============================================================================================

-------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
=================================================================================================
Liabilities:
  Line of Credit                                         $  234,000      $228,000      $190,000
  Mortgages Payable                                         150,219       110,726       118,524
  Distributions Payable                                      14,778            --            --
  Accounts Payable                                           20,340        14,626        11,030
  Accrued Expenses and Other Liabilities                     15,836        15,284         9,332
  ---------------------------------------------------------------------------------------------
    Total Liabilities                                    $  435,173      $368,636      $328,886
  =============================================================================================
Shareholders' Equity:
  Common Shares, $0.01 Par Value                         $      330      $    233      $    278
  Additional Paid-In Capital                                695,668       475,922       576,824
  Distributions in Excess of Net Earnings                   (45,700)      (15,659)      (20,164)
  ---------------------------------------------------------------------------------------------
    Total Shareholders' Equity                           $  650,298      $460,496      $556,938
  ---------------------------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity           $1,085,471      $829,132      $885,824
  =============================================================================================
Share Data:
  Weighted Average Shares Outstanding                        30,384        21,200        21,944
                                                         ==========      ========      ========
  Total Shares Outstanding                                   32,952        23,339        27,763
                                                         ==========      ========      ========

                        Supplemental Information Page 4

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated
                              Third Quarter 1996

       Components of Growth in ATLANTIC Funds From Operations Per Share


Q3 1996 vs. Q3 1995


                                  [PIE CHART]

                         Same Store Universe/1/    37%
                         Developments/2/           21%
                         Acquisitions/3/           42%




YTD 1996 vs. YTD 1995


                                  [PIE CHART]

                         Same Store Universe/1/    34%
                         Developments/2/           22%
                         Acquisitions/3/           44%




DEFINITIONS
-----------

1 Same Store Universe: FFO per share growth from NOI increases on properties which were fully operational as of 1/1/95.

2 Developments: FFO per share growth from the stabilization of new developments.

3  Acquisitions: FFO per share growth from properties acquired after 1/1/95.


                        Supplemental Information Page 5

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated
                              Third Quarter 1996

            ATLANTIC Garden Style Multifamily Portfolio Composition

The following graphs illustrate the changing composition of ATLANTIC's portfolio during 1996.


Garden Style Multifamily Portfolio as of 12/31/95


                                  [PIE CHART]

                         Same Store Universe/1/    57%
                         Developments/2/           21%
                         Acquisitions/3/           22%




Garden Style Multifamily Portfolio as of 9/30/96


                                  [PIE CHART]

                         Same Store Universe/1/    45%
                         Developments/2/           29%
                         Acquisitions/3/           26%




DEFINITIONS
-----------

1 Same Store Properties: Fully operating properties as of 1/1/95, adjusted for sales.

2 Developments: Properties completed after 1/1/95 and properties under construction on the dates indicated in each graph, based on total expected investment

3 Acquisitions: Properties acquired after 1/1/95, based on total expected investment.


                        Supplemental Information Page 6

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated

                              Third Quarter 1996

                              Same Store Analysis

------------------------------------------------------------------------------------
                                                   Fully Operating   Fully Operating
                                                    Properties on     Properties on
Same Store Universe                                  7/1/1995(a)       1/1/1995(b)
====================================================================================
Portfolio
  Properties                                                  39                35
  Units                                                   11,065             9,858
  Total Investment in Same Store Properties         $576,373,128      $522,462,029
  % of Total ATLANTIC Portfolio                           49.38%            44.76%

                                                    Q3 1996 vs Q3      YTD 1996 vs
Operating Performance                                   1995            YTD 1995
                                                    -------------     ------------
  Collections Growth                                       4.02%             3.33%
  Pro Forma Operating Expense Growth                      -5.34%            -2.52%
  Pro Forma Net Operating Income Growth                    9.77%             6.78%


------------------------------------------------------------------------------------
Summary Information on 7/1/1995
  Same Store Universe                                 Q3 1996           Q3 1995
====================================================================================
  Average Physical Occupancy                              95.55%            95.18%
  Operating Expense Ratio                                 40.07%            40.99%
  Average Rental Rate Per Unit                              $716              $702
  Recurring Capital Expenditures Per Unit - Q3               $43                --
  Recurring Capital Expenditures Per Unit - YTD             $170                --

DEFINITIONS
-----------
Same Store Universe:

  (a) Fully Operating Properties on 7/1/1995: All operating garden apartment properties (including stabilized and pre-stabilized properties) that were fully operational during the entire third quarter of 1996 and the entire third quarter of 1995.

  (b) Fully Operating Properties on 1/1/1995: All operating garden apartment properties (including stabilized and pre-stabilized properties) that were fully operational during the entire first nine months of 1996 and the entire first nine months of 1995.

Total Investment in Same Store Properties: Represents cost, including planned renovations.

% of Total ATLANTIC Portfolio: Expected same store investment as a percentage of ATLANTIC's total investment, including properties under construction, based on total expected investment as of September 30, 1996.

Collections: Actual rent and other income, net of vacancies, bad debts and concessions.

Pro Forma Operating Expense: Operating expenses as adjusted to remove the accounting differences which result from capitalizing certain costs during the period of pre-stabilization and expensing those costs once the property has reached stabilization.

Pro Forma Net Operating Income: Total collected revenues less property pro forma operating expenses (excluding depreciation and interest expense).

Operating Expense Ratio: Operating expenses as a percentage of collected revenues.

Average Rental Rate Per Unit: Weighted average asking rents.

Recurring Capital Expenditures: During the period of pre-stabilization all costs to reposition and refurbish a property are recorded as non-recurring capital expenditures. Once repositioning and refurbishing is complete, costs are recorded as recurring capital expenditures.

                       Supplemental Information Page 7a

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated

                              Third Quarter 1996

           Comparison of 1/1/95 Same Store Universe With ATLANTIC's
                          Total Investment By Market

--------------------------------------------------------------------------------------------------
                                                         Collections
                                                           Growth         1/1/95         Total
                              Physical      Physical      1996 YTD      Same Store      ATLANTIC
                             Occupancy %   Occupancy %    vs. 1995    Universe % by    Portfolio %
Market Distribution           1996 YTD      1995 YTD       YTD(3)       Market(1)     by Market(2)
==================================================================================================
Mid-Atlantic
  Washington D.C.              94.44%        93.25%         1.59%         10.44%         13.20%
  Richmond                     95.02%        96.07%         4.35%          3.72%          5.69%
  Raleigh                      95.44%        94.29%        -1.15%          3.06%          5.79%
  Greenville (4)                   --            --            --             --          0.97%
  Charlotte                    96.32%        95.91%         5.97%          2.95%          6.51%
  Nashville                    94.27%        95.66%         1.58%          3.48%          5.00%
  Memphis (4)                      --            --            --             --          2.18%
                               ------        ------        ------        -------        -------
    Mid-Atlantic Subtotal      94.88%        94.60%         2.19%         23.64%         39.34%
                               ------        ------        ------        -------        -------
Southeast
  Atlanta                      96.11%        96.19%         5.54%         40.10%         28.45%
  Birmingham                   92.63%        95.94%        -2.94%          3.80%          6.00%
                               ------        ------        ------        -------        -------
    Southeast Subtotal         95.76%        96.16%         4.76%         43.90%         34.45%
                               ------        ------        ------        -------        -------

Florida
  Jacksonville                 97.62%        95.58%         5.88%          2.34%          5.50%
  Orlando                      95.22%        94.94%         3.68%          6.39%          3.52%
  West Coast Florida           95.53%        95.17%         3.05%         12.46%          7.03%
  Southeast Florida            94.73%        94.80%         0.23%         11.27%         10.15%
                               ------        ------        ------        -------        -------
    Florida Subtotal           95.32%        95.02%         2.34%         32.46%         26.20%
                               ------        ------        ------        -------        -------
Total Properties               95.41%        95.40%         3.33%        100.00%        100.00%
                               ======        ======        ======        =======        =======

Same Store as a % of Total ATLANTIC Portfolio                             44.76%
                                                                         =======


DEFINITIONS
-----------

(1) 1/1/95 Same Store Universe % by Market: 1/1/95 Same Store Universe by market as a percentage of total 1/1/95 same store universe, based upon total expected investment as of September 30, 1996.

(2) Total ATLANTIC Portfolio % by Market: Total ATLANTIC Portfolio by market as a percentage of the total ATLANTIC portfolio, including properties under construction, based upon total expected investment as of September 30, 1996.

(3) Collections Growth 1996 YTD vs. 1995 YTD: Percentage growth in actual rent and other income, net of vacancies, bad debts and concessions in aggregate for the 1/1/95 same store universe.

(4) ATLANTIC entered these markets subsequent to 1/1/95; therefore, there were no properties for same store comparisons.

                       Supplemental Information Page 7b

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated

                              Third Quarter 1996

                  Garden Style Multifamily Investment Summary

--------------------------------------------------------------------------------------------------------
                                                                      1996
                                            ------------------------------------------------------------
                                                 Q1              Q2              Q3              YTD
--------------------------------------------------------------------------------------------------------
Operating Properties
--------------------------------------------------------------------------------------------------------
  Properties                                          59              63              64              64
  Units                                           16,159          17,109          17,535          17,535
  Total Investment                          $808,669,818    $863,031,651    $887,243,838    $887,243,838
  Cost Per Unit                             $     50,045    $     50,443    $     50,598    $     50,598

Development Properties
--------------------------------------------------------------------------------------------------------
  Starts During Period
    Properties                                         3               4               1               8
    Units                                            844           1,262             312           2,418
    Total Investment                        $ 47,409,516    $ 70,908,470    $ 19,711,634    $138,029,620
    Cost Per Unit                           $     56,172    $     56,187    $     63,178    $     57,084

  Completions During Period
    Properties                                         1              --               1               2
    Units                                            336              --             408             744
    Total Investment                        $ 17,542,084              --    $ 20,973,258    $ 38,515,342
    Cost Per Unit                           $     52,209              --    $     51,405    $     51,768

  Stabilizations During Period
    Properties                                        --              --               3               3
    Units                                             --              --             804             804
    Total Investment                                  --              --    $ 42,631,813    $ 42,631,813
    Cost Per Unit                                     --              --    $     53,025    $     53,025

  Under Construction at Quarter End
    Properties                                        10              14              14              14
    Units                                          3,466           4,718           4,632           4,632
    Total Investment                        $204,544,599    $277,610,946    $279,950,421    $279,950,421
    Cost Per Unit                           $     59,015    $     58,841    $     60,438    $     60,438
    Investment To Date At Quarter End       $109,671,074    $151,601,829    $168,208,579    $168,208,579

  Development Expenditures During Period    $ 21,209,308    $ 31,125,698    $ 31,332,756    $ 83,667,762

Acquisitions
--------------------------------------------------------------------------------------------------------
  Properties                                          --               5               2               7
  Units                                               --           1,308             444           1,752
  Total Investment                                    --    $ 67,051,460    $ 24,764,200    $ 91,815,660
  Cost Per Unit                                       --    $     51,263    $     55,775    $     52,406

Dispositions
--------------------------------------------------------------------------------------------------------
  Properties                                          --               1               2               3
  Units                                               --             358             426             784
  Proceeds From Dispositions                          --    $ 14,900,000    $ 22,250,000    $ 37,150,000
  Gain On Dispositions                                --    $    654,000    $  1,601,000    $  2,255,000

DEFINITIONS
-----------
Operating and Development Properties: Excludes Homestead Village assets.

Total Investment: For operating properties, this equals the total investment to date plus planned capital expenditures. For development properties, this equals the total expected investment at completion.

Stabilization During Period: Completed development properties achieving 93% occupancy at stabilized rental rates.

Under Construction at Quarter End: Development properties on which construction has commenced, but all units have not been completed or accepted.

Development Expenditures During Period: Costs expended on projects under construction during the period.

                        Supplemental Information Page 8

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated

                              Third Quarter 1996

    Pro Forma Funds From Operations Relating to Homestead Village Spin-Off

                   (in thousands, except per share amounts)


The following pro forma statements of funds from operations assume the spin-off of ATLANTIC's Homestead Village extended-stay lodging assets to a newly formed company, Homestead Village Incorporated, based on the methodology discussed on page 9b under "Explanation Of The Methodology Used Relating To Homestead Village Spin-off".

                                                For the Three Months Ended March 31,         For the Three Months Ended June 30,
                                              -----------------------------------------   -----------------------------------------
                                                     1996                  1995                  1996                  1995
Pro Forma Statements of                       -------------------   -------------------   -------------------   -------------------
  Funds From Operations:                       Actual    Proforma    Actual    Proforma    Actual    Proforma    Actual    Proforma
                                              ===================   ===================   ===================   ===================
Revenues:
  Rental Income                               $30,809    $30,809    $22,952    $22,952    $32,876    $32,876    $24,330    $24,330
  Homestead Convertible Mortgages
    Interest Income                                 -          -          -          -          -          -          -          -
  Other Interest Income                            72         66         45         45        104        101         51         51
                                              ------------------    ------------------    ------------------    ------------------
                                              $30,881    $30,875    $22,997    $22,997    $32,980    $32,977    $24,381    $24,381
                                              ------------------    ------------------    ------------------    ------------------
Expenses:
  Rental Expenses
    including real estate taxes               $12,736    $12,736    $ 8,918    $ 8,918    $12,558    $12,558    $ 9,694    $ 9,694
  Interest                                      4,342      5,192      4,677      5,527      3,764      4,624      4,147      5,006
  General and Administrative,
    including REIT management fee               2,310      2,172      1,620      1,484      2,741      2,594      1,813      1,674
  Other                                            39         25          2          2         39         31         17         17
                                              ------------------    ------------------    ------------------    ------------------
                                              $19,427    $20,125    $15,217    $15,931    $19,102    $19,807    $15,671    $16,391
                                              ------------------    ------------------    ------------------    ------------------
Funds From Operations                         $11,454    $10,750    $ 7,780    $ 7,066    $13,878    $13,170    $ 8,710    $ 7,990
                                              ==================    ==================    ==================    ==================
Per Share Amounts                             $  0.41    $  0.39    $  0.42    $  0.38    $  0.46    $  0.43    $  0.40    $  0.37
                                              ==================    ==================    ==================    ==================



                                              For the Three Months Ended September 30,    For the Three Months Ended September 30,
                                              -----------------------------------------   -----------------------------------------
                                                     1996                  1995                  1996                  1995
                                              -------------------   -------------------   -------------------   -------------------
                                               Actual    Proforma    Actual    Proforma    Actual    Proforma    Actual    Proforma
                                              ===================   ===================   ===================   ===================
Revenues:
  Rental Income                               $35,959    $35,611    $26,969    $26,969    $99,644    $99,296    $74,251    $74,251
  Homestead Convertible Mortgages
    Interest Income                                 -          -          -          -          -          -          -          -
  Other Interest Income                           132        121         64         63        308        288        160        159
                                              ------------------    ------------------    ------------------    ------------------
                                              $36,091    $35,732    $27,033    $27,032    $99,952    $99,584    $74,411    $74,410
                                              ------------------    ------------------    ------------------    ------------------
Expenses:
  Rental Expenses
    including real estate taxes               $14,343    $14,206    $11,047    $11,047    $39,637    $39,500    $29,659    $29,659
  Interest                                      3,718      4,587      4,463      5,332     11,824     14,403     13,287     15,865
  General and Administrative,
    including REIT management fee               2,918      2,733      2,106      1,965      7,969      7,499      5,539      5,123
  Other                                           102        101         33         25        180        157         52         44
                                              ------------------    ------------------    ------------------    ------------------
                                              $21,081    $21,627    $17,649    $18,369    $59,610    $61,559    $48,537    $50,691
                                              ------------------    ------------------    ------------------    ------------------
Funds From Operations                         $15,010    $14,105    $ 9,384    $ 8,663    $40,342    $38,025    $25,874    $23,719
                                              ==================    ==================    ==================    ==================
Per Share Amounts                             $  0.46    $  0.43    $  0.40    $  0.37    $  1.33    $  1.25    $  1.22    $  1.12
                                              ==================    ==================    ==================    ==================

                       Supplemental Information Page 9a

                           SECURITY CAPITAL ATLANTIC
                                 Incorporated

                              Third Quarter 1996

                Other Selected Pro Forma Financial Information
                    Relating To Homestead Village Spin-Off

                     (Information in thousands of dollars)

The following pro forma financial position information assumes the spin-off of ATLANTIC's Homestead Village extended-stay lodging assets to a newly formed company Homestead Village Incorporated ("Homestead"), based on the methodology discussed below under "Explanation Of The Methodology Used Relating To Homestead Village Spin-Off".

                                                               September 30,
                                           ------------------------------------------------
                                                    1996                    1995               December 31, 1995
                                           ------------------------  ----------------------   ---------------------
Pro Forma Balance Sheets:                     Actual      Proforma     Actual     Proforma      Actual     Proforma
                                           ------------------------  ----------------------   ---------------------

Assets:
  Real Estate                              $ 1,046,858  $ 1,017,594  $ 807,101   $ 805,998    $ 865,367   $ 862,740
  Homestead Convertible Mortgage Note               --           --         --          --           --          --
  Other Assets                                  38,613       36,429     22,031      21,031       20,457      18,767
                                           ------------------------  ---------------------    ---------------------
  Total Assets                             $ 1,085,471  $ 1,054,023  $ 829,132   $ 827,029    $ 885,824   $ 881,507
                                           ========================  =====================    =====================


Liabilities and Shareholders' Equity:

   Total Liabilities                       $   435,173  $   457,859  $ 368,636   $ 420,667    $ 328,886   $ 378,703

   Total Shareholders' Equity                  650,298      596,164    460,496     406,362      556,938     502,804

   Total Liabilities and                   ------------------------  ---------------------    ---------------------
        Shareholders' Equity               $ 1,085,471  $ 1,054,023  $ 829,132   $ 827,029    $ 885,824   $ 881,507
                                           ========================  =====================    =====================

Explanation Of The Methodology Used Relating To Homestead Village Spin-Off:

Pro forma funds from operations information presented on page 9a and pro forma financial position presented above was prepared assuming: (1) the spin-off of ATLANTIC's Homestead Village extended-stay lodging assets ("Homestead Assets") to a newly-formed company, Homestead Village Incorporated ("Homestead") occurred on January 1, 1995; (2) ATLANTIC financed its contribution to Homestead on January 1, 1995 with additional borrowings on its line of credit; (3) no fundings were made under the Funding Commitment Agreement with Homestead through September 30, 1996 and, accordingly, no convertible mortgage notes have been received through September 30, 1996; and, (4) ATLANTIC distributed all of the Homestead common stock and warrants to its shareholders on January 1, 1995. In accordance with these assumptions, pro forma funds from operations and pro forma financial position presented exclude historical operating revenues and expenses associated with the Homestead Assets and include interest expense related to the additional borrowings on the line of credit.

The unaudited pro forma funds from operations is not necessarily indicative of what ATLANTIC's actual funds from operations would have been for the respective periods presented had the subject transaction been completed as of the dates indicated above, nor do they purport to present funds from operations for future periods for ATLANTIC. Additionally, the pro forma information is not necessarily indicative of funds from operations for the full year.

Funds from operations is not to be construed as a substitute for "net earnings" in evaluating operating results nor as a substitute for "cash flow" in evaluating liquidity and may not be comparable to other similarly titled measures of other companies.

Homestead Village Convertible Mortgage Notes Information:

ATLANTIC will receive up to $98.0 million of convertible mortgage notes from Homestead in exchange for funding up to $111.1 million under the funding commitment agreement. The difference between the amounts funded and the mortgage notes received of $13.1 million represents a mortgage note premium which will be amortized as a reduction to interest income over the term of the mortgage notes. The Homestead warrants received represent a funding commitment fee which has been valued at $6.5 million. The conversion feature of the mortgage notes has been valued at $6.9 million (assuming full funding of the funding commitment). These deferred credits will be amortized as an increase to interest income over the term of the mortgage notes.

The convertible mortgage notes received from Homestead will bear interest at 9% per annum, will be due October 2006, will not be callable until 2001 and will be convertible at the option of the holder into one share of Homestead common stock for every $11.50 of principal amount outstanding. The effective yield on the convertible mortgage notes, assuming full conversion of the mortgage notes and exercise of all of the Homestead warrants is estimated to be 8.46%, after giving effect to the mortgage note premium, funding commitment fee and the conversion value of the mortgage notes. ATLANTIC will exclude the amortization of both the funding commitment fee and the conversion value of the mortgage notes in calculating funds from operations. Therefore, the effective yield on the convertible mortgage notes for purposes of calculating funds from operations is estimated to be 7.09%.

                       Supplemental Information Page 9b